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                                                                    Exhibit 23.1


                              Accountants' Consent


Board of Directors
International Aircraft Investors:

We consent to incorporation by reference in the registration statements (No. 333-46411 and 333-46413) on Form S-8 of International Aircraft Investors and subsidiaries of our report dated January 17, 2001 relating to the consolidated balance sheets of International Aircraft Investors and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 report on Form 10-K of International Aircraft Investors and subsidiaries.


                                        KPMG LLP

Los Angeles, California
March 28, 2001